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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     June 21, 2002
                                                --------------------------------


                         Retractable Technologies, Inc.
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               (Exact Name of Registrant as Specified in Charter)


          Texas                     000-30885                     75-2599762
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(State or Other Jurisdiction       (Commission                  (IRS Employer
     of Incorporation)             File Number)              Identification No.)


511 Lobo Lane, Little Elm, Texas                                75068-0009
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(Address of Principal Executive Offices)                        (Zip Code)


Registrant's telephone number, including area code   (972) 294-1010
                                                  ------------------------------


                                      None
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          (Former Name or Former Address, if Changed Since Last Report)

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

c.       Exhibits

         EXHIBIT NO.        DESCRIPTION
         -----------        -----------

         4. Certificate of Designation, Preferences, Rights, and Limitations of the Series V Class B Convertible Preferred Stock of the Company

         99.1               First Amendment to Loan Agreement and Loan Documents

         99.2               Note Modification Agreement

ITEM 9.  REGULATION FD DISCLOSURE

     Effective June 20, 2002, the Board of Directors increased the authorized number of shares of Series V Class B Convertible Preferred Stock ("Series V Stock") to not more than 3,097,855 shares and cancelled the reservation of 500,000 shares of Class B Convertible Preferred Stock for use as a possible dividend to preferred stock holders. The Board further authorized the officers to take all necessary actions, in their sole reasonable discretion, to settle up to $4,000,000.00 in outstanding debt by the issuance of either Series V Stock, Common Stock, options for the purchase of Common Stock, or a combination thereof. The Board further authorized the officers to take all necessary actions, in their sole reasonable discretion, to settle $1,500,000.00 in accounts payable by the issuance of either Series V Stock, Common Stock, options for the purchase of Common Stock, or a combination thereof.

SUBSTANTIAL SETTLEMENT OF KATIE PETROLEUM LOAN OBLIGATIONS
----------------------------------------------------------

     In November 2001, the Company entered into a Loan Agreement dated the 12th day of November, 2001, with Katie Petroleum, Inc. ("Katie Petroleum") and Thomas
J. Shaw (the "Loan Agreement"), whereby we obtained two loans for $2,500,000.00 and $1,000,000.00 respectively. The $2,500,000 loan (described in the Loan Agreement and a Note executed on November 12, 2001) is hereinafter referred to as the "Working Capital Loan" and the $1,000,000.00 loan is hereinafter referred to as the "Construction Loan." There were no borrowings under the Construction Loan. Also pursuant to the Loan Agreement, Katie Petroleum purchased a real estate loan held by First International Bank (described in a promissory note dated February 18, 2000) in the original principal amount of $1,500,000.00 (the "FIB Note"). The Working Capital Loan, the Construction Loan (had it been drawn down on), and the FIB Note were guaranteed by Thomas J. Shaw, the President and Chief Executive Officer. Pursuant to the Loan Agreement, we gave Katie Petroleum the right to convert all indebtedness (approximately $5 million if the Construction Loan had been drawn down on) into Common Stock at a rate of one share per $7.00 of indebtedness.

     Effective June 21, 2002, the Company entered into a First Amendment to Loan Agreement and Loan Documents and a Note Modification Agreement (the "Amended Loan Documents") as well as a Securities Purchase Agreement. These documents provided that the Katie Petroleum would cancel $2,500,000.00 of the Working Capital Loan and $1,179,284.00 in FIB Note obligations in exchange for the issuance of 919,821 shares of Series V Stock of the Company and options for the purchase of 100,000 shares of Common Stock at a price of $1 per share.

     Pursuant to the Amended Loan Documents, $1,179,284.00 of the FIB Note was cancelled and discharged leaving an outstanding balance of $250,002.77. Furthermore, the Amended Loan Documents modified the payment terms of the FIB Note to reflect that all accrued interest shall be payable monthly and all principal amounts shall be payable at maturity on February 18, 2005. The Amended Loan Documents further provide that the principal balance shall not be prepaid or paid until all accrued dividends on all classes of preferred stock have been paid in full. In the event that not all dividends have been paid in full at

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the maturity date, then the FIB Note shall be extended for one year periods until the accrued dividends on all classes of preferred stock have been paid in full.

     The Amended Loan Documents furthermore cancelled and discharged $2,500,000.00 of the Working Capital Loan leaving no remaining balance outstanding. However, the parties agreed that the collateral for the Working Capital Loan shall not be pledged to secure new debt until such time as all accrued dividends on all classes of preferred stock have been paid in full. The Working Capital Loan and the related Security Agreement were cancelled.

     The Amended Loan Documents furthermore terminated Katie Petroleum's commitment to make the Construction Loan. The Real Estate Lien Note dated November 12, 2001, has been cancelled.

     The rights of the Series V stockholders are set forth in the Certificate of Designation, Preferences, Rights, and Limitations of the Series V Class B Convertible Preferred Stock of the Company attached hereto as an exhibit. The options to purchase up to 100,000 shares of Common Stock become exercisable immediately at a price of $1.00 per share and terminate in three years. The shares of Series V Stock and the options were offered and sold pursuant to
Section 4(2) of the Securities Act of 1933, as amended.

CANCELLATION OF $1,500,000.00 IN ACCOUNTS PAYABLE OBLIGATIONS
-------------------------------------------------------------

     Effective as of June 21, 2002, the Company issued 375,000 shares of Series V Stock pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 to an accredited investor in exchange for $1,500,000.00 in accounts payable owed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:  July 9, 2002                         RETRACTABLE TECHNOLOGIES, INC.
                                            (Registrant)

                                            BY: /s/ Steven R. Wisner
                                                --------------------------
                                                STEVEN R. WISNER
                                                EXECUTIVE VICE PRESIDENT,
                                                ENGINEERING & PRODUCTION